Exhibit 9.2

EXECUTION VERSION

AMENDED AND RESTATED VOTING SUPPORT, LOCK-UP AND CONFIDENTIALITY AGREEMENT

AMENDED AND RESTATED SHAREHOLDER VOTING SUPPORT, LOCK-UP AND CONFIDENTIALITY AGREEMENT (this “Agreement”), dated as of October [    ], 2011, by and among Radiancy, Inc., a Delaware corporation (“Radiancy”), and those holders of securities of PhotoMedex, Inc. a Nevada corporation (the “Company”), listed on Schedule I annexed hereto (each a “Stockholder” and collectively, the “Stockholders”).

Radiancy and the Stockholders have entered into that Shareholder Lock-up and Confidentiality Agreement on July 4, 2011 (the “Original Agreement”). Concurrently with the execution and delivery of the Original Agreement, Radiancy entered into an Agreement and Plan of Merger, the form of which is attached as Exhibit A to the Original Agreement (the “Original Merger Agreement”), by and among the Company, Radiancy, and PHMD Merger Sub, Inc., a wholly-owned subsidiary of the Company.

The parties desire that the Original Agreement be amended and restated in its entirety to read as set forth herein. Upon the execution and delivery of this Agreement by each of the parties hereto, the Original Agreement shall be amended and restated in its entirety to read as set forth herein.

Concurrently with the execution and delivery of this Agreement, Radiancy is entering into an Amended and Restated Agreement and Plan of Merger, in the form attached hereto as Exhibit A (the “Merger Agreement”), by and among the Company, Radiancy, and PHMD Merger Sub, Inc., a wholly-owned subsidiary of the Company, which amends and restates the Original Merger Agreement and which provides, among other things, for the merger of Merger Sub with and into Radiancy (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

As of the date hereof, each Stockholder is the record owner of the number and type of securities of the Company set forth opposite the name of such Stockholder on Schedule I hereto.

As a condition to the willingness of Radiancy to enter into the Merger Agreement and as an inducement and in consideration therefor, Radiancy and each Stockholder have agreed to enter into this Agreement.

The parties, intending to be legally bound, agree as follows:

SECTION 1. Stockholder Meetings; Voting. Each Stockholder hereby agrees that from and after the date hereof and until this Agreement is terminated in accordance with Section 7, such Stockholder shall appear in person or by proxy at any meeting of the stockholders of the Company called for purposes that include the adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement or at any adjournment thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger, the Merger Agreement or the transactions contemplated by the Merger Agreement is sought by the Company.

Each Stockholder hereby agrees that from and after the date hereof and until this Agreement is terminated in accordance with Section 7, such Stockholder shall exercise all of his, her or its rights as a holder of securities of the Company to vote: (i) in favor of the adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement; (ii) against any proposal made in opposition to, or in competition with, adoption of the Merger Agreement and approval of the Merger and the transactions contemplated by the Merger Agreement; and (iii) against any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the adoption of the Merger Agreement and approval of the Merger and the transactions contemplated by the Merger Agreement; at any meeting of the stockholders of the Company called for purposes that include the adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement or at any adjournment thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger, the Merger Agreement or the transactions contemplated by the Merger Agreement is sought by the Company.

SECTION 2. Restriction on Transfer.

(a) Each Stockholder agrees that he, she or it will not directly or indirectly, prior to the termination of this Agreement: (i) transfer, assign, sell, gift-over, pledge, encumber, hypothecate, exchange or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution), or offer or solicit to do any of the foregoing, of any or all of the equity securities and/or any debt or similar securities that are convertible into equity securities of the Company held by him, her or it, including any additional equity securities and/or any debt or similar securities that are convertible into equity securities of the Company which Stockholder may subsequently acquire, including all additional equity securities which may be issued to Stockholder upon the exercise of any options, warrants or other securities convertible into or exchangeable for securities of the Company (all such securities of such Stockholder, “Subject Securities”) or any right or interest therein, or consent to any of the foregoing (any such action, a “Transfer”), (ii) enter or offer to enter into any derivative arrangement with respect to, or create or suffer to exist any liens or encumbrances with respect to, any or all of the Subject Securities or any right or interest therein, in either case that would reasonably be expected to prevent or delay such Stockholder’s compliance with his, her or its obligations hereunder; (iii) enter of offer to enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iv) grant any proxy, power-of-attorney or other authorization or consent with respect to any Subject Securities with respect to any matter that is, or that could be exercised in a manner, inconsistent with the transactions contemplated by the Merger Agreement and this Agreement or the provisions thereof and hereof; (v) deposit any Subject Securities into a voting trust, or enter into a voting agreement or arrangement with respect to any Subject Securities; or (vi) enter or offer to enter into any contract or agreement that would be breached by, or take any other action that would reasonably be expected to prevent or delay such Stockholder’s compliance with its obligations hereunder.

(b) Each Stockholder hereby acknowledges and agrees that the Company shall be entitled, during the term of this Agreement, to cause any transfer agent for the Subject Securities to decline to effect any Transfer and to note stop transfer restrictions on the stock register and other records relating to Subject Securities , and Stockholder agrees to execute and deliver any further documents reasonably requested by the Company in furtherance of the same.

(c) Notwithstanding the foregoing, the restrictions set forth in this Section 2 shall not apply (A) to the exercise of any option, warrant or other securities convertible or exchangeable for securities of the Company or (B) to the following Transfers of Subject Securities by the Stockholder:

(i) if such Stockholder is an individual (A) for nominal consideration or as a gift to any member of such Stockholder’s “immediate family” (defined for purposes of this Agreement as the spouse, parents, lineal descendants, the spouse of any lineal descendant, and brothers and sisters) or a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, or (B) upon the death of such Stockholder pursuant to a will or other instrument taking effect upon the death of such Stockholder, or pursuant to the applicable laws of descent and distribution to such Stockholder’s estate, heirs or distributees; and

(ii) if the Stockholder is a corporation, partnership, limited liability company or other entity, any Transfer to an Affiliate of the Stockholder if such Transfer is not for value;

provided, however, that in the case of any Transfer described in clauses (i) or (ii) of this Section 2(c), it shall be a condition to the Transfer that (x) the transferee executes and delivers to Radiancy, not later than one business day prior to such Transfer, a written agreement that is reasonably satisfactory in form and substance to Radiancy to be bound by all of the terms of this Agreement and the Merger Agreement (any references to immediate family in the agreement executed by such transferee shall expressly refer only to the immediate family of the Stockholder and not to the immediate family of the transferee) and (y) if the Stockholder is required to file a report under Section 16(a) of the Securities Exchange Act of 1934, as amended, reporting a reduction in beneficial ownership of the Subject Securities or any securities convertible into or exercisable or exchangeable for the Subject Securities, the Stockholder shall include a statement in such report to the effect that, in the case of any Transfer pursuant to Section 2(c)(i) above, such Transfer is being made as a gift or by will or intestate succession or, in the case of any Transfer pursuant to Section 2(c)(ii) above, such Transfer is being made to a shareholder, partner or member of, or owner of a similar equity interest in, the Stockholder and is not a Transfer for value.

(iii) For purposes hereof, “Affiliate” shall mean, with respect to any entity, any other person or entity directly or indirectly controlling, controlled by or under common control with such entity. For purposes hereof, “control” (including the terms “controlled by” and “under common control with”), as used with respect to any entity or person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity or person, whether through the ownership of voting securities or otherwise.

SECTION 3. Representations and Warranties of Stockholders. Each Stockholder on its own behalf hereby represents and warrants to Radiancy as follows:

(a) Such Stockholder is the record owner of the equity securities and/or any debt or similar securities that are convertible into equity securities of the Company set forth opposite the name of such Stockholder on Schedule I to this Agreement. As of the date of this Agreement, the equity securities and/or any debt or similar securities that are convertible into equity securities of the Company set forth opposite the name of such Stockholder on Schedule I to this Agreement represent all of the shares of equity securities and/or any debt or similar securities that are convertible into equity securities of the Company owned of record by such Stockholder.

(b) If the Stockholder is a corporation, partnership, limited liability company or other entity, such Stockholder is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction, and has all requisite organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary organizational action to authorize the execution, delivery and performance of this Agreement.

(c) If the Stockholder is an individual, such Stockholder has the valid capacity to execute and deliver this Agreement and has duly executed and delivered this Agreement.

(d) If the Stockholder is a corporation, partnership, limited liability company or other entity, this Agreement has been duly authorized, executed and delivered by such Stockholder.

(e) This Agreement, assuming it constitutes a valid and binding obligation of Radiancy, constitutes a valid and binding obligation of the Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally.

(f) The execution, delivery and performance by such Stockholder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any governmental authority or other third party, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger or such Stockholder’s ability to observe and perform its material obligations hereunder (a “Stockholder Material Adverse Effect”).

(g) The execution, delivery and performance by such Stockholder of this Agreement will not (i) result in a violation of, or default (with or without notice or lapse of time, or both) under, require consent under or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any benefit under any (A) contract, trust, commitment, agreement, understanding or arrangement of any kind (a “Contract”) or (B) permit, concession, franchise, right or license binding upon such Stockholder, (ii) result in the creation of any pledges, liens, claims, security interests, proxies, voting trusts or agreements, options, rights (other than community property interests), understandings or arrangements or any other encumbrance or restriction whatsoever on title transfer (collectively, “Encumbrances”), other than Encumbrances imposed by federal or state securities laws (collectively, “Permitted Encumbrances”), upon any of the properties or assets of such Stockholder, (iii) If the Stockholder is a corporation, partnership, limited liability company or other entity, conflict with or result in any violation of any provision of the organizational documents of such Stockholder, or (iv) conflict with or violate any applicable laws, other than, in the case of clauses (i), (ii) and (iv), as would not, individually or in the aggregate, be reasonably expected to have a Stockholder Material Adverse Effect. The consummation by such Stockholder of the transactions contemplated by this Agreement will not (i) violate any provision of any judgment, order or decree applicable to such Stockholder or (ii) require any consent, approval, or notice under any statute, law, rule or regulation applicable to such Stockholder.

(h) Such Stockholder’s Subject Securities are now, and at all times during the term hereof will be, held by such Stockholder or by a nominee or custodian for the benefit of such Stockholder, free and clear of all Encumbrances, except for (i) any such Encumbrances arising hereunder, (ii) Permitted Encumbrances and (iii) any Encumbrance imposed by any margin account in with the Subject Securities may be held (provided, that the Stockholder retains voting and dispositional control of any such Subject Securities); provided, that such Stockholder may Transfer such Subject Securities in accordance with the provisions of Section 2(c) hereof.

(i) Such Stockholder understands and acknowledges that Radiancy is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

(j) No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

SECTION 4. Representations and Warranties of Radiancy. Radiancy hereby represents and warrants to the Stockholders as follows:

(a) Radiancy is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Radiancy has all requisite organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by Radiancy, and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Radiancy, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(c) The execution, delivery and performance by Radiancy of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any governmental authority or other third party, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger or Radiancy’s ability to observe and perform its material obligations hereunder (a “Radiancy Material Adverse Effect”).

(d) The execution, delivery and performance by Radiancy of this Agreement will not (i) result in a violation of, or default (with or without notice or lapse of time, or both) under, require consent under or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any benefit under any (A) Contract or (B) permit, concession, franchise, right or license binding upon Radiancy, (ii) result in the creation of Encumbrances (other than Permitted Encumbrances) upon any of the properties or assets of Radiancy, (iii) conflict with or result in any violation of any provision of the organizational documents of Radiancy, or (iv) conflict with or violate any applicable laws, other than, in the case of clauses (i), (ii) and (iv), as would not, individually or in the aggregate, be reasonably expected to have a Radiancy Material Adverse Effect. The consummation by Radiancy of the transactions contemplated by this Agreement will not (i) violate any provision of any judgment, order or decree applicable to Radiancy or (ii) require any consent, approval, or notice under any statute, law, rule or regulation applicable to Radiancy.

SECTION 5. Confidentiality.

(a) Confidentiality by the Stockholders. Except as otherwise required by applicable law, each Stockholder agrees to treat and hold as confidential, the terms and conditions relating to the Merger, including the existence of the Merger Agreement and the terms and provisions set forth therein, as well as any other confidential or proprietary information of Radiancy relating thereto, except for any such information which is generally known to the public or becomes generally known to the public, other than as a result of a disclosure by such Stockholder and not due to the breach of this Agreement (“Confidential Information”), and to refrain from disclosing any Confidential Information, except in accordance with the provisions of this Section 5. The existence of any business negotiations, discussions, consultations or agreements in progress between the parties hereto, or between Radiancy and certain third parties, shall not be released to any form of public media without the prior written consent of Radiancy. Each Stockholder agrees that it shall treat all Confidential Information with at least the same degree of care as it accords to its own information of like nature, and each Stockholder represents that it exercises at least reasonable care to protect its own confidential information. Each Stockholder may disclose Confidential Information only to those of its employees, officers, directors, shareholders, partners, members, or owners of a similar equity interest in the Stockholder, or any of Stockholder’s agents or representatives (all such persons or entities, collectively, “Stockholder Representatives”) who (i) need to know such information for the purposes of advising such Stockholder with respect to the Merger Agreement and the consummation of the Merger and (ii) are informed by such Stockholder of the confidential nature of the Confidential Information and the obligations under this Agreement with respect to such Confidential Information. Each Stockholder also agrees to be responsible for enforcing the terms of this letter agreement as to its Stockholder Representatives and maintaining the confidentiality of the Confidential Information and to take such action, legal or otherwise, to the extent necessary to cause them to comply with the terms and conditions of this letter agreement and thereby prevent any disclosure or prohibited use of Confidential Information by any of its Stockholder Representatives.

(b) Disclosure Required by Law. Notwithstanding the foregoing, the Stockholder or any of the Stockholder’s Representatives may disclose Confidential Information without Radiancy’s consent to the extent required by law or legal process (provided that, unless prohibited by law, it first provides prompt notice to Radiancy so that Radiancy may seek a protective order or other appropriate remedy or consent to the disclosure). In the event the Stockholder or any of the Stockholder’s Representatives are required to so disclose Confidential Information, the Stockholder or such Representative may furnish that portion (and only that portion) of the Confidential Information that such person or entity has been advised by legal counsel that it is legally compelled or otherwise required to disclose, and such person or entity shall use all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so disclosed and, if requested by Radiancy, shall use reasonable efforts to assist Radiancy in obtaining an order or other assurance that confidential treatment will be accorded to such Confidential Information so disclosed.

(c) Stockholder Acknowledgment. Each Stockholder also acknowledges and agrees that he, she or it is aware of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a person or entity in possession of material non-public information about a public company and that such Stockholder will comply with such laws.

SECTION 6. Fiduciary Responsibilities. No Stockholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes (or shall be deemed to have made) any agreement or understanding herein in his or her capacity as such director or officer. Without limiting the generality of the foregoing, each Stockholder signs solely in his or her capacity as the record owner of such Stockholder’s Subject Securities and nothing herein shall limit or affect any actions taken by such Stockholder (or a designee of such Stockholder) in his or her capacity as an officer or director of the Company in exercising his or her or the Company’s or the Company’s Board of Directors’ rights in connection with the Merger Agreement or otherwise and such actions shall not be deemed to be a breach of this Agreement.

SECTION 7. Termination.

(a) This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earliest to occur of the following:

(i) that date of the termination of the Merger Agreement in accordance with its terms;

(ii) the date of the closing of the transactions described in the Merger Agreement;

(iii) upon the earlier of (1) 14 days written notice by Stockholder to the Company and Radiancy or (2) the day preceding the initial date of the meeting of the Stockholders called to vote on the adoption of the Merger Agreement, following any modification, waiver or amendment of the Merger Agreement that has a materially adverse effect on (x) the value of (A) the Subject Securities following the closing of the transactions described in the Merger Agreement or (B) the consideration to be paid to such Stockholder pursuant to the Merger Agreement, or (y) the date of the closing of the transactions described in the Merger Agreement;

(iv) the mutual written consent of Radiancy and the Stockholders.

(b) Except as set forth in Section 7(c), upon termination of this Agreement, except in the case of liability for any willful breach by any party to this Agreement prior to termination from which liability termination shall not relieve any such party, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person or entity in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise.

(c) Sections 5 of this Agreement shall survive the termination of this Agreement until July 4, 2014. Section 8 of this Agreement shall survive the termination of this Agreement indefinitely.

SECTION 8. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, the legal fees of Ulmer & Berne LLP relating to this Agreement and the transactions contemplated hereby shall be paid by the Company.

SECTION 9. Miscellaneous.

(a) Liabilities Several. The agreements, obligations, representations and warranties of the Stockholders hereunder are made severally and not jointly.

(b) Effectiveness of Agreement. The agreements, obligations, representations and warranties of the Stockholders set forth in this Agreement shall not be effective or binding upon any Stockholder until after such time as the Merger Agreement is executed and delivered by the parties thereto.

(c) Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service; or (b) transmitted by telecopy or e-mail (with confirmation of transmission) by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, telecopy number, e-mail address or person as a party may designate by notice to the other parties).

If to a Stockholder, to:

the address set forth on the signature page hereof

with a copy to:

Ulmer & Berne LLP

1660 West 2nd Street, Suite 1100

Cleveland, Ohio 44113-1448

Facsimile: (216) 583 - 7055

Attention: Sean T. Peppard

and to:

PhotoMedex, Inc.

147 Keystone Drive

Montgomeryville, PA 18936

Attention: Dennis McGrath

Facsimile: (215) 619-3209

and to:

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Attention: Stephen C. Koval, Esq. and William M. Lonergan, Esq.

Facsimile: (212) 836-8689

If to Radiancy, to:

Radiancy, Inc.

40 Ramland Road South, Suite 200

Orangeburg, NY 10962

Attention: Dr. Dolev Rafaeli

Facsimile: (845) 398-1647

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

150 East 42nd Street

New York, New York 10017

Attention: Barry I. Grossman, Esq.

Facsimile: (212) 370-7889

and to:

PhotoMedex, Inc.

147 Keystone Drive

Montgomeryville, PA 18936

Attention: Dennis McGrath

Facsimile: (215) 619-3209

and to:

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Attention: Stephen C. Koval, Esq. and William M. Lonergan, Esq.

Facsimile: (212) 836-8689

(d) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original to the other parties.

(f) Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, including the Original Agreement and (b) is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any legal or equitable rights or remedies or benefits of any nature whatsoever.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise apply under applicable principles of conflicts of law thereof.

(h) Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(i) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (in whole or in part) by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the preceding sentences, this Agreement shall be binding upon, and shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and assigns.

(j) Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(k) Specific Performance, Jurisdiction, Enforcement.

(i) The parties agree that irreparable damage for which money damages, even if available, would not be an adequate remedy, if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the parties agree that, prior to the valid termination of this Agreement in accordance with Section 7, each party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the federal and state courts located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each party further agrees that no other party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9(k), and each party hereto hereby irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(ii) Each of the parties irrevocably submits itself to the exclusive jurisdiction of the federal and state courts located in the State of Delaware for the purpose of any action, proceeding or litigation directly or indirectly based upon, relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement or the negotiation, execution or performance hereof or thereof, or any other appropriate form of specific performance or equitable relief, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action, proceeding or ligitation relating to this Agreement or the transactions contemplated by this Agreement in any court other than any of the federal and state courts located in the State of Delaware. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action, proceeding or litigation with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9(k), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(iii) Each of the parties hereby irrevocably consents to service being made through the notice procedures set forth in Section 9(c) and agrees that service of any process, summons, notice or document by personal delivery or by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 9(c) and on the signature pages hereto shall be effective service of process for any action, proceeding or litigation in connection with this Agreement or the transactions contemplated hereby. Nothing in this Section 9(k) shall affect the right of any party to serve legal process in any other manner permitted by law.

(l) Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

Radiancy, Inc.

By:	/s/ Dolev Rafaeli
Name: Dolev Rafaeli Title: President & CEO

STOCKHOLDERS:

Clutterbuck Funds LLC

/s/ Robert T. Clutterbuck
Robert T. Clutterbuck, Managing Member

Corsair Capital Management, L.L.C.

/s/ Jay Petschek
Jay Petschek, Managing Member

/s/ Neal Goldman
Neal Goldman

/s/ Stephen A. Ferriss
Stephen A. Ferriss

/s/ Wheeler Neff
Wheeler Neff

/s/ Charles Frischer
Charles Frischer

[Signature Page to Amended and Restated Voting Support, Lock-Up and Confidentiality Agreement]

/s/ James W. Sight
James W. Sight

/s/ Paul J. Denby
Paul J. Denby

/s/ Dennis McGrath
Dennis McGrath

/s/ Michael R. Stewart
Michael R. Stewart

[Signature Page to Amended and Restated Voting Support, Lock-Up and Confidentiality Agreement]

SCHEDULE I

Name and Address	Type of Security	Number of Shares
Neal Goldman c/o Goldman Capital Management, Inc. 767 3rd Ave., 25th Fl. New York, NY 10017	Common Stock	172,500

Corsair Capital Management, LLC 350 Madison Ave., 9th Fl. New York, NY 10017	Common Stock	256,412

Clutterbuck Funds LLC 200 Public Square, Suite 2910 Cleveland, OH 44114	Common Stock	234,650

Charles Frischer 803 E. Prospect St. Seattle, WA 98102	Common Stock	185,000

Wheeler Neff 118 School Rd. Wilmington, DE 19803	Common Stock	67,564

Stephen A. Ferriss 785 Crandon Blvd., Apt. 1605 Key Biscayne, FL 33149	Common Stock	41,139

James W. Sight	Common Stock	189,756

Paul J. Denby	Common Stock	230,013

Dennis McGrath	Common Stock	116,688

Michael R. Stewart	Common Stock	109,124

EXHIBIT A

Amended and Restated Agreement and Plan of Merger